Exhibit 5.1
[VULCAN MATERIALS COMPANY LETTERHEAD]
March 15, 2010
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Ladies and Gentlemen:
In my capacity as Senior Vice President and General Counsel for Vulcan Materials Company, a New Jersey corporation (the “Company”), I have examined the Registration Statement on Form S-3 (File No. 333-147796), filed on December 3, 2007 with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated March 15, 2010 to the prospectus dated December 3, 2007 (together, the “Prospectus”) in the form as proposed to be filed by the Company with the Commission, relating to the sale by the selling shareholder of an aggregate of 1,190,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), that are issued and outstanding.
In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.
Upon the basis of the foregoing, I am of the opinion that the Shares that have been delivered to the selling shareholder have been duly authorized and are validly issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K dated March 15, 2010. In addition, I hereby consent to the inclusion of the statements made in reference to me under the caption “Validity of the Shares” in the Prospectus. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours very truly,
/s/ Robert A. Wason IV
Robert A. Wason IV
Senior Vice President and General Counsel